UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                                   -----------

                           NOTIFICATION OF LATE FILING
                              SEC File No. 0-23530
                                                          CUSIP Number
(Check One):
[ ] Form 10-KSB [ ] Form 20-F  [ ] Form 11-K   [X] Form 10-QSB  [ ] Form -SAR

                      For Period Ended: December 31, 2002
                      ------------------------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ______________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRATION INFORMATION

Full Name of Registrant:  Telco Blue, Inc.
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Former Name if Applicable:

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Address of Principal Executive Office (Street and Number):

1004 Depot Hill Road, Suite 1E
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City, State and Zip Code:

Broomfield, Colorado  80020
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]     (a)      The reasons described in reasonable detail in Part III of
                  this form could not be eliminated without unreasonable effort or expense;
 [X]     (b)      The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K or Form -SAR, or portion thereof, will be filed on or before the fifteenth calendar following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on the or before the fifth calendar day following the prescribed due date: and
         (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11- K, 10-Q, -SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Management needs additional time to review financial data upon which report for period ended December 31, 2002 is based in order to be able to certify the information as complete and accurate.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                  Ronald McIntyre           604                   628-5278
                  ------------------       -----                  --------
                       (Name)           (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify reports(s).
                                                     Yes [X]         No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject re-
         port or portion thereof?                    Yes [X]         No [ ]

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               Telco Blue, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2003             By  /S/ Ronald McIntyre
                                       --------------------------------------
                                            Ronald McIntyre
                                            Chief Executive Officer, Director

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


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